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                                                  EXHIBIT 15.1







Yankee Energy System, Inc.
599 Research Parkway
Meriden, CT   06450-1030



     We are aware that Yankee Energy System, Inc. has incorporated by reference in its Form S-8 Registration Statement its Form 10-Q for the quarters ended December 31, 1996 and March 31, 1997, which include our reports dated January 31, 1997, and April 29, 1997, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), these reports are not considered a part of the registration statement prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.



                              Very truly yours,


                              /S/ ARTHUR ANDERSEN LLP


Hartford, Connecticut
May 23, 1997